Pricing Supplement Dated: September 25, 2017
(To Prospectus Supplement Dated April 7, 2017 to Prospectus Dated April 7, 2017	Rule 424(b)(3)
Pricing Supplement No. 1	File No. 333-217193

U.S. $3,000,000,000

JOHN DEERE CAPITAL CORPORATION

JDCC InterNotes®

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed		Price to	Fixed Interest
Rate Note CUSIP	Price to	Purchasing	Rate per	Interest Payment	Interest Payment	Survivor’s	Stated
Number	Public (%)	Agent (%)	Annum (%)	Frequency	Dates	Option	Maturity Date
April and October 15 of each
24424CBU4	100.000	98.900	2.375	SEMI-ANNUAL	year, beginning	Yes	October 15, 2023
April 15, 2018

Redemption Information: Non-Callable

Investing in these notes involves risks (see “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation	Trade Date: Monday, October 2, 2017	John Deere Capital Corporation
	Settlement Date: Thursday, October 5, 2017	JDCC InterNotes®
Other Terms: None
Purchasing Agent: Incapital LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement each dated April 7, 2017 and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by visiting www.incapital.com. Alternatively, the issuer or Incapital LLC will arrange to send you the prospectus and prospectus supplement dated April 7, 2017 if you request them by emailing info@incapital.com.

Incapital LLC will serve as Purchasing Agent for the JDCC InterNotes® program established pursuant to the prospectus supplement dated April 7, 2017 to prospectus dated April 7, 2017.

InterNotes® is a registered service mark of
Incapital Holdings LLC